SUB-ITEM 77Q3

AIM CHINA FUND

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING:   10/31/2009
FILE NUMBER :        811-05426
SERIES NO.:          19

72DD.   1    Total income dividends for which record date passed during the period. (000's Omitted)
             Class A               $   371
        2    Dividends for a second class of open-end company shares
             (000's Omitted)
             Class B               $    --
             Class C               $    --
             Class Y               $     3
             Institutional Class   $     5

73A.         Payments per share outstanding during the entire current period:
             (form nnn.nnnn)
        1    Dividends from net investment income
             Class A                0.0535
        2    Dividends for a second class of open-end company shares
             (form nnn.nnnn)
             Class B                    --
             Class C                    --
             Class Y                0.0535
             Institutional Class    0.1853

74U.    1    Number of shares outstanding (000's Omitted)
             Class A                 8,561
        2    Number of shares outstanding of a second class of open-end company shares (000's Omitted)
             Class B                 1,315
             Class C                 3,073
             Class Y                   309
             Institutional Class        33

74V.    1    Net asset value per share (to nearest cent)
             Class A               $ 18.18
        2    Net asset value per share of a second class of open-end company shares (to nearest cent)
             Class B               $ 17.85
             Class C               $ 17.83
             Class Y               $ 18.23
             Institutional Class   $ 18.23